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                                                                    EXHIBIT 3.54

                                               FILED
                                        In the Office of the
                                    Secretary of State of Texas

                                            SEP 28 1994

                                        Corporations Section


                           ARTICLES OF INCORPORATION
                                       OF
                         SOUTH TEXAS BROADCASTING, INC.

     The undersigned, a natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for South Texas Broadcasting, Inc. (the "Corporation"):

                                  ARTICLE ONE

     The name of this Corporation is South Texas Broadcasting, Inc.

                                  ARTICLE TWO

     The period of the Corporation's duration is perpetual.

                                 ARTICLE THREE

     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

     The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock of the par value of $0.01 per share.

                                  ARTICLE FIVE

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000), consisting of money, labor done, or property actually received.

                                  ARTICLE SIX

     The name and address of the incorporator of the Corporation is:
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Name                                          Address
----                                          -------

Eric H. Halvorson                          4880 Santa Rosa Road
                                           Suite 300
                                           Camarillo, CA  93012

                                 ARTICLE SEVEN

     No shareholder of the Corporation shall, by reason of such shareholder holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance or sale of any such shares, or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such shareholder of the Corporation, other than such rights, if any, as the board of directors, in its discretion, may grant to the shareholders to purchase such additional, unissued, or treasury securities; and the Corporation may issue or sell additional unissued or treasury shares of any class of the Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering the same in whole or in part to the existing shareholders of any class.

                                 ARTICLE EIGHT

     At each election for directors of the Corporation, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are directors to be elected and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by his shares shall equal, or by distributing such votes on the same principle.

                                  ARTICLE NINE

     The street address of the registered office of the Corporation is 545 E. John Carpenter Freeway, Suite 450, Irving, Texas 75062, and the name of its registered agent is Greg Anderson.

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                                  ARTICLE TEN

     The number of directors constituting the initial Board of Directors is 2 and the names and addresses of the persons who are to serve as the initial Directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

NAMES                                                 ADDRESSES
-----                                                 ---------

Edward G. Atsinger, III                               4880 Santa Rosa Road
                                                      Suite 300
                                                      Camarillo, CA  93012

Stuart W. Epperson                                    3780 Will Scarlet Road
                                                      Winston-Salem, NC  27104

                                 ARTICLE ELEVEN

     No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for any act or omission in such director's capacity as director, except to the extent such director is found liable for (i) a breach of such director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. No repeal or modification of this ARTICLE NINE shall adversely affect any right or protection of a director of the Corporation existing by virtue of this ARTICLE NINE at the time of such repeal or modification.

     IN WITNESS WHEREOF, I have hereunto set my hand, this 23rd day of September, 1994.


                              Eric Halvorson
                              --------------
                              Incorporator

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